SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



                               FORM 8-K


                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported):   June 30, 1999




                    ARVIDA/JMB PARTNERS, L.P. - II
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)




     Delaware                   0-19245                 58-1809884
-------------------         --------------         --------------------
(State or other)              (Commission          (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization




         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)




  Registrant's telephone number, including area code:  (312) 440-4800
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ITEM 5.  OTHER EVENTS

     The Partnership filed a proof of claim in a bankruptcy proceeding entitled In re: Landmark Land Co. of Florida, Inc., Civil Action No. 2-91-3291, Bankruptcy No. 91-05816 against the debtor, Landmark Land Co. of Florida, Inc. ("Landmark"), in the United States District Court for the District of South Carolina, Charleston Division. The Partnership's claim was for breach of a joint venture agreement and breach of contract, among other things, relating to the Palm Beach Polo property. The proof of claim, which was filed on March 6, 1992, sought damages, as well as pre- and post-judgment interest, attorneys' fees and costs. The adversary proceeding commenced in August, 1993. The matter was tried to the Court over a five-week period ending in December, 1995. By order filed on June 30, 1999, the Court disallowed the Partnership's claim in bankruptcy in its entirety. The Court found Landmark responsible to the Partnership in the amount of $19,732 spent by the Partnership to landscape the berm at the property plus interest as provided by law. The Partnership has filed a motion for a new trial and to modify the judgement. In addition, the Partnership is seeking the advice of its counsel with regard to a potential appeal of the order. The Partnership has assigned its interest in any net proceeds (after payment of attorneys' fees and expenses) from a recovery on its claim to its lender. Landmark has filed a petition seeking payment by the Partnership of Landmark's attorneys' fees and expenses in the litigation in the amount of approximately $3.5 million. The Partnership intends to vigorously contest the petition.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   Financial Statements.

                 Not applicable.

     (b)   Pro Forma Financial Information.

                 Not applicable.

     (c)   Exhibits.

                 None

                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                      ARVIDA/JMB PARTNERS, L.P. - II

                      BY:   Arvida/JMB Managers-II, Inc.
                            (The General Partner)



                                  GARY NICKELE
                            By:   Gary Nickele
                                  Vice President




Date:  August 4, 1999